UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2014

Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2902 Corporate Place Chanhassen, Minnesota	55317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 947-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 30, 2014, Life Time Fitness, Inc. (the “Company”) amended and extended its Third Amended and Restated Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent and lender, and other lenders from time to time a party thereto. The material amendments to the Credit Agreement are (i) an increase to the amount of the facility from $860.0 million to $1.20 billion; and (ii) an extension of the maturity of the facility to May 30, 2019. After giving effect to the amendments, the facility consists of a $100.0 million term loan and a $1.1 billion revolving credit facility, which term loan amortizes at the rate of 5.0% on an annual basis. The facility may also be increased by an additional $500.0 million upon the exercise of an accordion feature if one or more lenders commit the additional $500.0 million. The Amendment No. 3 to Third Amended and Restated Credit Agreement dated May 30, 2014 is filed as Exhibit 10.1 to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference.

Item 9.01.	Exhibits.

The following Exhibit is being filed herewith:

10.1	Amendment No. 3 to Third Amended and Restated Credit Agreement dated as of May 30, 2014, among Life Time Fitness, Inc., certain designated subsidiaries of Life Time Fitness, Inc., U.S. Bank National Association, as administrative agent and lender, Royal Bank of Canada, JPMorgan Chase Bank, N.A. and Bank of America, N.A. and certain other financial institutions, as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.

Date: June 3, 2014	By:	/s/ Eric J. Buss
Eric J. Buss
Executive Vice President and Interim Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing

10.1	Amendment No. 3 to Third Amended and Restated Credit Agreement dated as of May 30, 2014, among Life Time Fitness, Inc., certain designated subsidiaries of Life Time Fitness, Inc., U.S. Bank National Association, as administrative agent and lender, Royal Bank of Canada, JPMorgan Chase Bank, N.A. and Bank of America, N.A. and certain other financial institutions, as lenders.	Filed Electronically